True Leaf Brands Inc. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf Announces Management Cease Trade Order Revoked

Vernon, BC - December 10, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("True Leaf" or the "Company") announced today that the Management Cease Trade Order ("MCTO") imposed by the British Columbia Securities Commission ("BCSC") has been revoked. With this resolution of the MCTO, members of management are no longer precluded from trading the Company's common shares.

On September 16, 2020, the Company announced that it had been granted an MCTO by the BCSC. The application for the MCTO was made in respect to the expected late filing of its annual financial statements, management's discussion and analysis ("MD&A"), and the related officer certifications ("Certificates") for the financial year ended March 31, 2020 (collectively, the "Annual Filings") which were due July 29, 2020. The Company had relied on the temporary filing relief provided by BC Instrument 51-517 which provided an additional 45-day period for the Company to complete its Annual Filings. This period lapsed on September 14, 2020.

In accordance with the MCTO, the Company filed its Annual Filings on www.sedar.com on December 3, 2020. On December 4, 2020, the Company filed its Q1 unaudited financial statements ("Interim Statements"), and related MD&A and Certificates for the interim period ended June 30, 2020, and on December 7, 2020 the Q2 Interim Statements, MD&A and Certificates for the interim period ended September 30, 2020. On December 9, 2020, the Company filed an amended and restated MD&A and Certificates for the financial year ended March 31, 2020 as the MD&A did not include all of the selected annual information for each of the three most recently completed financial years as required under Item 1.3 of Form 51-102F1, of National Instrument 51-102 Continuous Disclosure Obligations. The Company is now current on its disclosure.

About True Leaf

True Leaf Brands Inc. is a wellness company. Its True Leaf Cannabis Inc. division is a Licensed Producer and owner of True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis in Lumby, British Columbia.

ir.trueleafbrands.com

Investor Contact:

Darcy Bomford

Interim Chief Executive Officer

darcy@trueleafbrands.com

250-260-0676

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.